Exhibit 99.1

Papa John’s Announces First Quarter Results

EPS Increased 18.5% over Prior Year Pro Forma Results on Strong Comparable Sales of 6.1% for North America and 5.6% for International

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 3, 2011--Papa John’s International, Inc. (NASDAQ: PZZA):

Highlights

  First quarter earnings per diluted share of $0.64 in 2011 vs. pro forma results of $0.54 in 2010 (excluding the impact of franchisee-owned BIBP cheese purchasing entity)
  First quarter earnings per diluted share of $0.64 in 2011 vs. $0.62 in 2010
  System-wide comparable sales increased 6.1% for North America and increased 5.6% for International
  Global restaurant sales increase of 11% over the corresponding 2010 quarter
  41 worldwide net unit openings during the quarter
  Earnings guidance for 2011 updated to a range of $2.02 to $2.12; comparable sales guidance for North America increased to a range of 2.0% to 3.0%

Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $312.5 million for the first quarter of 2011, compared to revenues of $285.8 million in the first quarter of 2010. Net income for the first quarter of 2011 was $16.4 million, or $0.64 per diluted share, compared to 2010 first quarter net income of $16.9 million, or $0.62 per diluted share (2010 results include after-tax income of $2.2 million, or $0.08 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity). See “Non-GAAP Measures” for additional information regarding BIBP.

“We are extremely pleased with our first quarter results,” commented Papa John’s Founder, Chairman and Chief Executive Officer, John Schnatter. “In addition to posting what we believe to be industry leading 6.1% North American comps during the quarter, this marks the eighth consecutive quarter of positive North American transaction growth for the Papa John’s system. Our international operators also posted outstanding 5.6% positive comp sales, in our first quarter for reporting international comps. I congratulate both our corporate and franchise operators on these tremendous results."

Schnatter continued: “Since my return to the business as CEO in December 2008, we have cultivated a management team that is committed, solid and deep in experience. I believe this team is well equipped to continue our momentum, and lead us through our next phase of both North American and international growth.”

Non-GAAP Measures

Certain financial measures we present in this press release exclude the impact of the consolidation of BIBP, which is not a measure that is defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes presenting the 2010 financial information on a pro forma basis excluding the impact of BIBP is important for purposes of comparison to current year results. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

As previously announced, we terminated our cheese purchasing agreement with BIBP. In order to facilitate the transition to PJ Food Service (“PJFS”), a wholly-owned subsidiary of the Company, BIBP operated for the first two months of 2011 at breakeven. Over 99% of our franchisees in the United States have entered into a cheese purchasing agreement directly with PJFS. The cheese purchasing agreement specifies that PJFS will charge the franchisees a predetermined price for cheese on a monthly basis. Each franchisee committed to purchase cheese through PJFS, or to pay the franchisee’s pro rata portion of any accumulated cheese liability upon ceasing to purchase cheese from PJFS, when a cheese liability exists. Accordingly, PJFS records a receivable from or payable to the franchisees depending on the difference between the actual market price and established sales price for cheese at the time of purchase.

The company has provided the following table to reconcile the pro forma financial results we present in this press release excluding the impact of BIBP to our GAAP financial measures for the first quarters ended March 27, 2011 and March 28, 2010.

	First Quarter
	Mar. 27,	Mar. 28,
(In thousands, except per share amounts)	2011	2010

Pre-tax income, net of noncontrolling interests, as reported	$25,658	$25,840
Pre-tax income from BIBP cheese purchasing entity	-	(3,485)
Pre-tax income, net of noncontrolling interests, excluding BIBP	$25,658	$22,355

Net income, as reported	$16,427	$16,875
Net income from BIBP cheese purchasing entity	-	(2,213)
Net income, excluding BIBP	$16,427	$14,662

Earnings per diluted share, as reported	$0.64	$0.62
Income from BIBP cheese purchasing entity	-	(0.08)
Earnings per diluted share, excluding BIBP	$0.64	$0.54

Cash flow from operations, as reported	$25,565	$26,013
Net cash flows from BIBP cheese purchasing entity	-	(3,485)
Cash flow from operations, excluding BIBP	$25,565	$22,528

In this press release, we refer to global restaurant sales, representing global company-owned and franchised restaurant sales. We also refer to comparable sales growth, representing the change in year-over-year sales for the same base of restaurants for the same calendar period. Management believes global restaurant sales information is useful in analyzing our results because our franchisees pay royalties that are based on a percentage of franchise sales, and franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant sales and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

The following table reflects our global restaurant sales and comparable sales growth (decline) in both the first quarter of 2011 and 2010:

		First Quarter 2011	First Quarter 2010

	Global restaurant sales growth	11.0%	1.8%

	Global restaurant sales growth, excluding the impact of currency conversion	10.7%	1.1%

	Comparable sales growth (decline)
	North America company-owned restaurants	6.7%	(1.8%)
	North America franchised restaurants (a)	5.9%	0.2%
	System-wide North America restaurants	6.1%	(0.3%)

	System-wide international restaurants (a)	5.6%	(0.7%)

(a)	Comparable sales results for restaurants operating outside the United States are reported on a constant dollar basis, which excludes the impact of currency conversion.

As this is our first quarter of announcing system-wide international comparable sales results, the following prior year results are presented for informational purposes:

System-wide International Comparable Sales

Q1 - 2010	(0.7%)
Q2 - 2010	0.2%
Q3 - 2010	5.5%
Q4 - 2010	5.5%

Full Year - 2010	2.6%

Segment Reporting Realignment

Beginning in 2011, we realigned management responsibility and financial reporting for the 70 franchised restaurants currently operating in Hawaii, Alaska and Canada from our International business segment to North America Franchising (previously named “Domestic franchising”) in order to better leverage existing infrastructure and systems. Certain prior year amounts have been reclassified in our Consolidated Statements of Income and in our segment information for consistent presentation with the current year results.

Revenues Comparison

Consolidated revenues were $312.5 million for the first quarter of 2011, an increase of $26.7 million, or 9.3%, over the corresponding 2010 period. The increase in revenues for the first quarter of 2011 was primarily due to the following:

  Domestic company-owned restaurant sales increased $9.0 million, or 7.0%, reflecting an increase of 6.7% in comparable sales during the first quarter of 2011. An increase in customer traffic during the first quarter of 2011 was partially offset by a decrease in the average ticket spend as a result of increased levels of discounting, as compared to the first quarter of 2010.
  North America franchise royalty revenue increased $1.7 million, or 9.3%, primarily due to a 5.9% increase in comparable sales and an increase in net franchise units over the prior year. The impact of the royalty rate increase to 5.0% (0.25% increase over 2010) was substantially offset by the franchisees’ ability to earn up to a 0.25% royalty rebate by meeting certain sales growth targets and an additional 0.20% royalty rebate by making specified re-imaging restaurant lobby investments as part of the previously announced National Marketing Fund Agreement.
  Domestic commissary sales increased $15.0 million, or 13.3%, due to an increase in the volume of sales and increases in the prices of certain commodities.
  International revenues increased $2.0 million, or 18.8%, primarily due to an increase in the number of restaurants in addition to a 5.6% increase in comparable sales, calculated on a constant dollar basis. This increase was partially offset by the prior year including revenues from company-owned restaurants located in the United Kingdom, which were sold in the third quarter of 2010.
  These increases were partially offset by a $1.1 million, or 7.3%, decrease in other sales primarily resulting from a decline in sales at our print and promotions subsidiary, Preferred Marketing Solutions, and an online fee reduction in connection with the new National Marketing Fund Agreement.

Operating Results and Cash Flow

Operating Results

Our pre-tax income, net of noncontrolling interests, for the first quarter of 2011 was $25.7 million, compared to $25.8 million for the corresponding quarter in 2010 ($22.3 million in the first quarter of 2010, excluding the impact of BIBP, as shown in the previous table). The first quarter 2011 pre-tax income results, net of noncontrolling interests, increased $3.3 million, or 14.8%, over the comparable 2010 results (excluding the impact of BIBP). An analysis of the changes in pre-tax income, net of noncontrolling interests, excluding the impact of BIBP, for the first quarter of 2011 compared to the comparable 2010 results is summarized as follows (analyzed on a segment basis -- see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

●

Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income was $10.9 million for the first quarter of 2011, as compared to $11.4 million in the comparable 2010 period. The decrease of approximately $600,000 in the first quarter of 2011 was primarily due to increased commodity and advertising costs. The increased costs were partially offset by the profits from higher comparable sales, which were driven primarily by higher transaction levels slightly offset by a lower average ticket price.

Restaurant operating margin as externally reported was 20.4% for the first quarter of 2011, compared to 22.8% for the comparable 2010 period. Excluding the impact of the consolidation of BIBP, restaurant operating margin in the first quarter of 2010 was 22.1%. The decline in margin was the result of the same factors that contributed to the decrease in domestic company-owned restaurants’ operating income.

●

Domestic Commissary Segment. Domestic commissaries’ operating income increased approximately $2.4 million for the first quarter primarily due to increased sales volumes, partially offset by an increase in distribution costs due to higher volumes and fuel prices.

●

North America Franchising Segment. North America Franchising operating income increased approximately $1.7 million to $18.0 million for the first quarter of 2011, as compared to the comparable 2010 period. The increase was due to the previously mentioned royalty revenue increases, partially offset by the royalty rebates described above.

●

International Segment. The operating loss during the first quarter of 2011 for the international segment was approximately $800,000 as compared to a loss of $1.5 million in the first quarter of 2010. The improvement of approximately $700,000 in the operating results was primarily due to increased royalties due to growth in the number of units and the 5.6% increase in comparable sales. Additionally, the prior year results included start-up costs associated with our company-owned commissary in the United Kingdom that opened during 2010.

  All Others Segment. The “All others” reporting segment reported a loss of approximately $400,000 in 2011 as compared to income of approximately $900,000 in 2010. The decrease of $1.3 million was primarily due to a decline in the operating results of Preferred Marketing Solutions and our online ordering (“eCommerce”) business. The Preferred Marketing Solutions decrease was due to the previously noted reduction in sales. Our eCommerce operations had both lower revenues, due to a reduction in the online ordering fee charged to domestic franchised restaurants (the fee was reduced by 0.5% in 2011 as part of the National Marketing Fund Agreement), and an increase in infrastructure and support costs attributable to the new online ordering system introduced in the fourth quarter of 2010.
  Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $1.1 million for the first quarter of 2011 as compared to the first quarter of 2010. The components of unallocated corporate expenses were as follows (in thousands):

	First Quarter
	Mar. 27,	Mar. 28,	Increase
	2011	2010	(decrease)

General and administrative (a)	$7,385	$6,655	$730
Net interest (b)	431	904	(473)
Depreciation	2,178	2,165	13
Franchise support initiatives (c)	-	1,250	(1,250)
Provision for uncollectible accounts and notes receivable	32	315	(283)
Other income	(257)	(459)	202
Total unallocated corporate expenses	$9,769	$10,830	$(1,061)

(a) Unallocated general and administrative costs increased primarily due to increased travel costs.

(b) The decrease in net interest expense reflects the decrease in our average outstanding debt balance and lower interest rates as our two interest rate swap agreements expired in January 2011.

(c) In 2010, franchise support initiatives primarily consisted of discretionary contributions to the national marketing fund and other local advertising cooperatives. We have not made any discretionary contributions during 2011 and have instead offered various incentives that can be earned in connection with the National Marketing Fund Agreement. The financial impact of such incentives is reflected in the North America Franchising segment.

The effective income tax rate was 34.5% for the first quarter of 2011, as compared to 33.3% for the first quarter of 2010 (32.8%, excluding BIBP, for the first quarter of 2010). Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including settlement or resolution of specific federal and state issues.

Cash Flow

Net cash provided by operating activities was $25.6 million for the first quarter of 2011 as compared to $26.0 million for the first quarter of 2010. The consolidation of BIBP increased cash flow from operations by approximately $3.5 million in the first quarter of 2010. Excluding the impact of the consolidation of BIBP, cash flow from operations was $25.6 million in the first quarter of 2011 compared to $22.5 million in the first quarter of 2010. The increase of approximately $3.0 million was primarily due to higher net income and favorable working capital changes.

Our net debt position, defined as total debt less cash and cash equivalents, was $34.3 million at March 27, 2011, compared to $52.8 million at December 26, 2010.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three-month period ended March 27, 2011.

National Marketing Fund Agreement

As previously announced, in 2010 we reached an agreement with our U.S. franchisees for a multi-year national marketing fund contribution rate (4.0% for 2011), which included: (i) PJFS’s agreement to pay BIBP for prior purchases of cheese in an amount equal to its accumulated deficit of approximately $14.2 million at December 26, 2010; (ii) the opportunity for franchisees to earn quarterly rebates of a portion of the 5.0% royalty upon achieving certain sales growth targets and by making specified re-image investments in their restaurants; and (iii) an agreed reduction in the online ordering fee of 0.5% in 2011. We expect this agreement to represent a shift or a slight increase in total marketing spend, and believe an increase in marketing spend on a national basis will improve the consistency of the overall marketing message and favorably impact brand awareness.

Global Restaurant Unit Information

At March 27, 2011, there were 3,687 Papa John’s restaurants (613 company-owned and 3,074 franchised) operating in all 50 states and in 32 countries. The company-owned restaurants include 127 restaurants operating in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results. Our development pipeline as of March 27, 2011 included approximately 1,450 restaurants (375 units in North America and 1,075 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The company repurchased approximately 143,000 shares of its common stock at an average price of $28.81 per share, or a total of $4.1 million, during the first quarter of 2011. Approximately $32.7 million remained available under the company’s share repurchase program as of March 27, 2011. A total of 63,000 shares of common stock were issued upon the exercise of stock options for the first quarter of 2011.

The company utilizes a written trading plan under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to facilitate the repurchase of shares of our common stock under this share repurchase program. There can be no assurance that we will repurchase shares of our common stock either through our Rule 10b5-1 trading plan or otherwise. We may terminate the Rule 10b5-1 trading plan at any time.

There were 25.8 million diluted weighted average shares outstanding for the first quarter of 2011, as compared to 27.2 million for the same period in 2010, a 5.1% decrease. Approximately 25.5 million actual shares of the company’s common stock were outstanding as of March 27, 2011.

2011 Earnings Guidance Updated

The company is updating its previously issued diluted earnings per share guidance range of $2.00 to $2.12, to a range of $2.02 to $2.12 for 2011. In updating its guidance, the company noted that its solid first quarter results are expected to substantially mitigate the unfavorable impact of projected commodity cost increases, most notably cheese, as well as increased fuel costs, throughout the remainder of the year. The company also noted that certain management transition costs are not expected to have a negative impact full-year 2011 results, but are expected to impact earnings per share by $0.02 to $0.03 in the second quarter. The comparable sales increase range for North America is being updated from a range of 1.5% to 2.5% to a range of 2.0% to 3.0% in response to solid first quarter sales results. We continue to project full-year international comparable sales increases of a range of 1% to 3%, and project worldwide net restaurant openings of 190 to 220 restaurants.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such statements may relate to projections concerning revenue, earnings, margins, unit growth and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales, including an increase in or continuation of the current aggressive pricing and promotional environment; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and resulting impact on consumer buying habits; changes in consumer preferences; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs (including the impact of federal health care legislation); the ability of the company to pass along increases in or sustained high costs to franchisees or consumers; the impact of current or future legal claims and current or proposed legislation impacting our business; the impact that product recalls, food quality or safety issues, and general public health concerns could have on our restaurants; currency exchange and interest rates; and increased risks associated with our international operations, including economic and political conditions in our international markets and difficulty in meeting planned sales targets for our international operations. These and other risk factors are discussed in detail in “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 26, 2010. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Conference Call

A conference call is scheduled for May 4, 2011 at 10:00 a.m. Eastern Daylight Time to review our first quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (pass code 60254770) for participation in the question and answer session. International participants may dial 253-237-1189 (pass code 60254770).

The conference call will be available for replay, including by downloadable podcast, beginning May 4, 2011, at approximately noon Eastern Daylight Time, through May 8, 2011, at midnight Eastern Daylight Time. The replay can be accessed from the company’s web site at www.papajohns.com or by dialing 800-642-1687 (pass code 60254770). International participants may dial 706-645-9291 (pass code 60254770).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	First Quarter
	Mar. 27,	Mar. 28,
(In thousands, except per share amounts)	2011	2010

Revenues	$312,467	$285,786

Income before income taxes, net of noncontrolling interests*	$25,658	$25,840

Net income	$16,427	$16,875

Earnings per share - assuming dilution	$0.64	$0.62

Weighted average shares outstanding - assuming dilution	25,757	27,154

EBITDA (1)	$34,401	$34,733

*The following is a summary of our income (loss) before income taxes, net of noncontrolling interests:

	First Quarter
	Mar. 27,	Mar. 28,
(in thousands)	2011	2010

Domestic company-owned restaurants	$10,883	$11,445
Domestic commissaries	9,554	7,148
North America Franchising (2)	18,009	16,351
International (2)	(816)	(1,532)
All others	(378)	949
Unallocated corporate expenses	(9,769)	(10,830)
Elimination of intersegment profit	(703)	(87)
Income before income taxes, excluding BIBP	26,780	23,444
BIBP, a variable interest entity (3)	-	3,485
Less: noncontrolling interests	(1,122)	(1,089)
Total income before income taxes, net of noncontrolling interests	$25,658	$25,840

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	First Quarter
	Mar. 27,	Mar. 28,
	2011	2010

EBITDA (1)	$34,401	$34,733
Income tax expense	(9,231)	(8,965)
Net interest	(431)	(1,013)
Depreciation and amortization	(8,312)	(7,880)
Net income	$16,427	$16,875

The company's free cash flow for the first quarter of 2011 and 2010 is as follows (in thousands):

	First Quarter
	Mar. 27,	Mar. 28,
	2011	2010

Net cash provided by operating activities	$25,565	$26,013
Pre-tax income from BIBP cheese purchasing entity (3)	-	(3,485)
Purchase of property and equipment	(4,823)	(9,125)
Free cash flow (4)	$20,742	$13,403

(1)	Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)	The income before income taxes for the first quarter ended March 28, 2010 for franchised restaurants operating in Hawaii, Alaska and Canada has been reclassified from International to North America Franchising for consistent presentation with the current year results. The impact of the reclassification was an increase of approximately $430,000 in North America Franchising with a corresponding decrease in the International operating segment results.

(3)	As previously discussed, we terminated our cheese purchasing agreement with BIBP. In order to facilitate the transition to PJFS, BIBP continued to operate for the first two months of 2011 at breakeven. In the first quarter of 2010, BIBP reported pre-tax income of $3.5 million, which was primarily composed of income associated with cheese sold to domestic company-owned and franchised restaurants of approximately $840,000 and $2.8 million, respectively, partially offset by interest expense on outstanding debt with Papa John’s.

(4)	Free cash flow is defined as net cash provided by operating activities (from the consolidated statements of cash flows) excluding the impact of BIBP, less the purchase of property and equipment. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

For more information about the company, please visit www.papajohns.com.

	Papa John's International, Inc. and Subsidiaries
	Consolidated Statements of Income

		Three Months Ended
		March 27, 2011	March 28, 2010
	(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
	Revenues:
	North America:
	Domestic company-owned restaurant sales	$138,671	$129,644
	Franchise royalties	19,731	18,045
	Franchise and development fees	185	205
	Domestic commissary sales	127,672	112,640
	Other sales	13,447	14,513
	International:
	Royalties and franchise and development fees	3,762	3,166
	Restaurant and commissary sales	8,999	7,573
	Total revenues	312,467	285,786

	Costs and expenses:
	Domestic Company-owned restaurant expenses:
	Cost of sales	32,100	27,286
	Salaries and benefits	37,649	35,403
	Advertising and related costs	12,789	11,404
	Occupancy costs	7,869	7,840
	Other operating expenses	19,915	18,190
	Total domestic Company-owned restaurant expenses	110,322	100,123

	Domestic commissary and other expenses:
	Cost of sales	106,443	95,292
	Salaries and benefits	9,011	8,732
	Other operating expenses	13,585	11,700
	Total domestic commissary and other expenses	129,039	115,724

	Income from the franchise cheese-purchasing program, net of noncontrolling interest	-	(2,809)
	International operating expenses	7,728	6,776
	General and administrative expenses	29,074	27,860
	Other general expenses	781	2,290
	Depreciation and amortization	8,312	7,880
	Total costs and expenses	285,256	257,844

	Operating income	27,211	27,942
	Net interest expense	(431)	(1,013)
	Income before income taxes	26,780	26,929
	Income tax expense	9,231	8,965
	Net income, including noncontrolling interests	17,549	17,964
	Less: income attributable to noncontrolling interests	(1,122)	(1,089)
	Net income, net of noncontrolling interests	$16,427	$16,875

	Basic earnings per common share	$0.64	$0.62
	Earnings per common share - assuming dilution	$0.64	$0.62

	Basic weighted average shares outstanding	25,484	27,038
	Diluted weighted average shares outstanding	25,757	27,154

Note:

Beginning in the first quarter of 2011, we realigned financial reporting for the franchised restaurants operating in Hawaii, Alaska and Canada from our International business segment to North America Franchising. Certain prior year amounts have been reclassified for consistent presentation with the current year results.

	Papa John's International, Inc. and Subsidiaries
	Condensed Consolidated Balance Sheets

		March 27,	December 26,
		2011	2010
		(Unaudited)	(Note)
	(In thousands)

	Assets
	Current assets:
	Cash and cash equivalents	$13,744	$46,225
	Accounts receivable, net	28,325	25,357
	Inventories	17,430	17,402
	Prepaid expenses	10,333	10,009
	Other current assets	3,647	3,732
	Deferred income taxes	7,691	9,647
	Total current assets	81,170	112,372

	Investments	1,809	1,604
	Net property and equipment	182,724	186,594
	Notes receivable, net	16,171	17,354
	Goodwill	75,290	74,697
	Other assets	23,640	23,320
	Total assets	$380,804	$415,941

	Liabilities and stockholders' equity
	Current liabilities:
	Accounts payable	$26,751	$31,569
	Income and other taxes	11,380	6,140
	Accrued expenses	51,638	52,978
	Total current liabilities	89,769	90,687

	Unearned franchise and development fees	6,254	6,596
	Long-term debt	48,008	99,017
	Other long-term liabilities	12,219	12,100
	Deferred income taxes	1,138	341
	Total liabilities	157,388	208,741

	Total stockholders' equity	223,416	207,200
	Total liabilities and stockholders' equity	$380,804	$415,941

Note:

The Condensed Consolidated Balance Sheet at December 26, 2010 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 27, 2011	March 28, 2010
	(Unaudited)	(Unaudited)

Operating activities
Net income, net of noncontrolling interests	$16,427	$16,875
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	39	497
Depreciation and amortization	8,312	7,880
Deferred income taxes	2,664	1,901
Stock-based compensation expense	1,795	1,673
Excess tax benefit related to exercise of non-qualified stock options	(107)	(207)
Other	43	330
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,011)	(3,247)
Inventories	(28)	514
Prepaid expenses	(324)	(986)
Other current assets	85	(270)
Other assets and liabilities	77	(645)
Accounts payable	(4,818)	(1,205)
Income and other taxes	5,240	7,370
Accrued expenses	(487)	(4,540)
Unearned franchise and development fees	(342)	73
Net cash provided by operating activities	25,565	26,013

Investing activities
Purchase of property and equipment	(4,823)	(9,125)
Purchase of investments	(205)	-
Proceeds from sale or maturity of investments	-	241
Loans issued	(165)	(310)
Loan repayments	1,468	579
Other	-	10
Net cash used in investing activities	(3,725)	(8,605)

Financing activities
Net repayments on line of credit facility	(51,000)	-
Excess tax benefit related to exercise of non-qualified stock options	107	207
Proceeds from exercise of stock options	1,314	3,933
Acquisition of Company common stock	(4,119)	(5,269)
Noncontrolling interests, net of contributions and distributions	(607)	909
Other	(10)	(10)
Net cash used in financing activities	(54,315)	(230)

Effect of exchange rate changes on cash and cash equivalents	(6)	(84)
Change in cash and cash equivalents	(32,481)	17,094
Cash and cash equivalents at beginning of period	46,225	25,457

Cash and cash equivalents at end of period	$13,744	$42,551

Restaurant Progression
Papa John's International, Inc.

		First Quarter Ended March 27, 2011
		Corporate		Franchised
		North America (a)	Int'l	North America	Int'l	Total
	Papa John's restaurants
	Beginning of period (b)	591	21	2,346	688	3,646
	Opened	1	-	32	23	56
	Closed	-	-	(7)	(8)	(15)
	End of Period	592	21	2,371	703	3,687

		First Quarter Ended March 28, 2010
		Corporate		Franchised
		North America (a)	Int'l	North America	Int'l	Total
	Papa John's restaurants
	Beginning of period (b)	588	26	2,246	609	3,469
	Opened	4	-	36	24	64
	Closed	(1)	-	(30)	(11)	(42)
	Acquired	-	1	-	-	1
	Sold	-	-	-	(1)	(1)
	End of Period	591	27	2,252	621	3,491

(a)	Corporate North America includes 127 majority-owned joint venture restaurants at both March 27, 2011 and March 28, 2010, which are fully consolidated.

(b)

Franchised restaurants located in Hawaii, Alaska and Canada have been reclassified from international to North America (66 restaurants at the beginning of 2011 and 53 restaurants at the beginning of 2010).

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer